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As filed with the Securities and Exchange Commission on April 2, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

EAST WEST BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4703316 (I.R.S. Employer Identification No.)

135 North Los Robles Avenue, 7th Floor
Pasadena, California 91101
(626) 768-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Douglas P. Krause, Esq.
Executive Vice President and General Counsel
East West Bancorp, Inc.
135 North Los Robles Avenue, 7th Floor
Pasadena, California 91101
(626) 768-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Gordon M. Bava, Esq. Manatt Phelps & Phillips LLP 11355 W. Olympic Boulevard Los Angeles, CA 90064 (310) 312-4000 Fax: (310) 312-4224

Approximate Date of Commencement of Proposed Sale to the Public:
From time to time after this Registration Statement becomes effective.

           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

           If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.001 per share	55,350,777	$17.42	$964,210,539	$68,748.21

(1)
Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices of our common stock on March 31, 2010 on the NASDAQ Global Select Market pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

PROSPECTUS

55,350,777 Shares of Common Stock

        This prospectus relates to the potential resale from time to time by selling stockholders of 55,350,777 shares of East West Bancorp, Inc. common stock, $0.001 par value per share. In this prospectus, we also refer to the shares of common stock, as the securities.

        The selling stockholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If the securities are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agents' commissions.

        We will not receive any proceeds from the sale of the securities by the selling stockholders.

        Our common stock trades on the NASDAQ Global Select Market under the symbol "EWBC." On April 1, 2010, the closing price of our common stock on the NASDAQ Global Select Market was $17.77 per share. You are urged to obtain current market quotations of our common stock.

        Our principal executive offices are located at 135 North Los Robles Avenue, 7th Floor, Pasadena, California 91101, and our telephone number is (626) 768-6000.

        Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled "Risk Factors" beginning on page 4 of this prospectus and in the documents we file with the Securities and Exchange Commission before investing in our securities.

        The securities offered hereby are our unsecured obligations and are not savings accounts, deposits, or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 2, 2010.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

        We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See "Where You Can Find More Information" for more information.

        In this prospectus, "East West," "we," "our," "ours," and "us" refer to East West Bancorp, Inc., which is a bank holding company headquartered in Pasadena, California, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to "East West Bank" or the "Bank" means East West Bank, a California state-chartered bank, which is our bank subsidiary.

SUMMARY

        This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities. You should read this entire prospectus, including the "Risk Factors" section and the documents incorporated by reference, which are described under "Where You Can Find More Information."

East West Bancorp, Inc.

        East West Bancorp, Inc. is a bank holding company and financial holding company incorporated in Delaware on August 26, 1998 and registered under the Bank Holding Company Act of 1956, as amended. We commenced business on December 30, 1998 when, pursuant to a reorganization, we acquired all of the voting stock of East West Bank, our principal asset. In addition to East West Bank, we have ten other subsidiaries, namely East West Insurance Services, Inc., East West Capital Trust I, East West Capital Trust II, East West Capital Statutory Trust III, East West Capital Trust IV, East West Capital Trust V, East West Capital Trust VI, East West Capital Trust VII, East West Capital Trust VIII, and East West Capital Trust IX.

        East West Bank was chartered in June 1972, as the first federally chartered savings institution focused primarily on the Chinese-American community, and opened for business at its first office in the Chinatown district of Los Angeles in January 1973. From 1973 until the early 1990's, East West Bank conducted a traditional savings and loan business by making predominantly long-term, single family residential and commercial and multifamily real estate loans. East West Bank has emphasized commercial lending since its conversion to a state-chartered commercial bank, subject to the supervision of the California Department of Financial Institutions, on July 31, 1995. East West Bank now also provides loans for commercial, construction, and residential real estate projects and for the financing of international trade.

        On November 6, 2009, East West Bank acquired certain assets and assumed certain liabilities of United Commercial Bank from the Federal Deposit Insurance Corporation, or the FDIC, as receiver of United Commercial Bank, a California state-chartered bank headquartered in San Francisco, California. As a result of the acquisition, at December 31, 2009, East West Bank had $20.56 billion in total consolidated assets, $13.84 in net consolidated loans, and $14.99 billion in total consolidated deposits and is currently one of the largest independent banks headquartered in California and the largest bank in the nation focused on serving the Asian-American community. East West Bank has 111 branches in California located in the following counties: Los Angeles, Orange, San Bernardino, San Francisco, San Mateo, Santa Clara and Alameda. Additionally, East West Bank has eight branches in New York, five branches in Georgia, three branches in Massachusetts, two branches in Texas, and two branches in Washington. In Greater China, East West's presence includes four full-service branches, including two in Hong Kong, one in Shanghai, and one in Shantou. East West Bank also has representative offices in Beijing, Guangzhou, Shanghai and Shenzhen, China, and Taipei, Taiwan.

The Offering

Issuer	East West Bancorp, Inc., a Delaware corporation.
Seller	One or more selling stockholders, see "Selling Stockholders." We are not selling any of the securities.
Common Shares Offered	55,350,777 shares of common stock, par value $0.001.
Use of Proceeds	All securities sold pursuant to this prospectus will be offered and sold by the selling stockholders. We will not receive any of the proceeds from such sales.
Risk Factors	For a discussion of risks and uncertainties involved with an investment in our securities, see "Risk Factors" beginning on page 4 of this prospectus.
NASDAQ Symbol	"EWBC."

Summary of the Underlying Transaction

        On November 5, 2009, we entered into investment agreements with various investors, pursuant to which the investors purchased an aggregate of $500 million of our common stock and newly-issued shares of our Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series C, or the Series C Preferred Stock, in a private placement transaction, which closed on November 6, 2009. In the private placement, we issued to certain qualified institutional buyers and accredited investors, several of whom were already our largest institutional stockholders, the following securities:

  •
  an aggregate of 335,047 shares of our Series C Preferred Stock, each share of which automatically converted into 110.74197 shares of our common stock (an aggregate of 37,103,765 shares of our common stock) at a per common share conversion price of $9.03, as adjusted in accordance with the terms of the Series C Preferred Stock; and

  •
  an aggregate of 18,247,012 shares of our common stock.

        On March 25, 2010, at a special meeting of the stockholders, our stockholders voted to approve the issuance of 37,103,765 shares of our common stock upon conversion of the 335,047 shares of the Series C Preferred Stock. The Series C Preferred Stock was subsequently automatically converted into shares of our common stock on March 30, 2010, and, as a result, no shares of the Series C Preferred Stock remain outstanding.

RISK FACTORS

        An investment in our securities involves a high degree of risk. Before making an investment decision, you should read carefully and consider all of the information incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You should also refer to the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our current reports on Form 8-K and other filings we make with the SEC. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may materially and adversely affect our business and operations.

FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates statements that we believe are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 175 promulgated thereunder, and Section 21E of the Exchange Act, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "forecast," "projected," "intends to," or may include other similar words or phrases such as "believes," "plans," "trend," "objective," "continue," "remain," or similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "might," "can," or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus or the documents incorporated by reference, including statements made in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

        There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to:

  •
  our ability to integrate United Commercial Bank and to achieve expected synergies, operating efficiencies or other benefits within expected time frames, or at all, or within expected cost projections;

  •
  our ability to integrate and retain depositors and borrowers of United Commercial Bank;

  •
  our ability to manage the loan portfolio acquired from United Commercial Bank within the limits of the loss protection provided by the FDIC;

  •
  changes in our borrowers' performance on loans;

  •
  changes in the commercial and consumer real estate markets;

  •
  changes in our costs of operation, compliance and expansion;

  •
  changes in the economy, including inflation;

  •
  changes in government interest rate policies;

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  changes in laws or the regulatory environment;

  •
  changes in critical accounting policies and judgments;

  •
  changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies;

  •
  changes in the equity and debt securities markets;

  •
  changes in competitive pressures on financial institutions;

  •
  the effect of additional provision for loan losses;

  •
  the effect of any acquisition we may make;

  •
  the effect of any goodwill impairment;

  •
  fluctuations in our stock price;

  •
  the success and timing of our business strategies;

  •
  the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity;

  •
  changes in our ability to receive dividends from our subsidiaries; and

  •
  political developments, wars or other hostilities that may disrupt or increase volatility in securities or otherwise affect economic conditions.

        You should refer to our periodic and current reports filed with the SEC for further information on other factors which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See "Where You Can Find More Information" in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov and on the Investor Relations page of our website at www.eastwestbank.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on our website is part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus.

        We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of the offering, as of the date such documents are filed with the SEC, except to the extent that any information contained in such filings is deemed "furnished" in accordance with SEC rules:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 1, 2010;

  •
  Our Current Reports on Form 8-K and 8-K/A filed with the SEC on January 22, 2010, February 1, 2010, March 8, 2010 and March 29, 2010;

  •
  Our Definitive Proxy Statement filed on Form 14A with the SEC on February 22, 2010; and

  •
  The description of our common stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on October 2, 1998, including any subsequently filed amendments and reports updating such description.

        These documents contain important information about us and our financial condition. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.

        Our filings are available on our website, www.eastwestbank.com. Information contained in or linked to our website is not a part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Investor Relations
Attention: Irene Oh, Chief Financial Officer
East West Bancorp, Inc.
135 North Los Robles Avenue, 7th Floor
Pasadena, California 91101
(626) 768-6000

 USE OF PROCEEDS

        All securities sold pursuant to this prospectus will be offered and sold by the selling stockholders. We will not receive any of the proceeds from such sales.

DIVIDEND POLICY

        Holders of our securities are entitled to dividends as and when declared by our board of directors out of funds legally available for the payment of dividends. Although we have historically paid cash dividends on our common stock, we are not required to do so. In the fourth quarter of 2009 and in the first quarter of 2010, our board of directors declared a common stock dividend of $0.01 per share and a dividend on the Series A Preferred Stock of $20.00 per share. The amount of future dividends will depend on earnings, financial condition, capital requirements and other factors, and will be determined by our board of directors on a quarterly basis. We will continue to review the dividend policy quarterly in light of the current economic environment.

        Substantially all of our revenues available for payment of dividends derives from amounts paid to us by East West Bank. East West Bank is subject to various statutory and regulatory restrictions on its ability to pay dividends. Under such restrictions, the amount available for payment of dividends to us by East West Bank totaled $85.8 million at December 31, 2009. Banking agencies have the authority to prohibit or limit East West Bank from paying dividends, depending upon East West Bank's financial condition, if such payment is deemed to constitute an unsafe or unsound practice. Furthermore, under the federal Prompt Corrective Action regulations, the Board of Governors of the Federal Reserve, or the FRB, or the FDIC may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized."

        Under the terms of the Series B Preferred Stock issued to the U.S. Treasury as part of the U.S. Treasury's Troubled Asset Relief Program—Capital Purchase Program, for so long as any Series B Preferred Stock remains outstanding, we are prohibited from increasing dividends on our common stock, and from making certain repurchases of equity securities, including our common stock, without the U.S. Treasury's consent until the third anniversary of the U.S. Treasury's investment or until the U.S. Treasury has transferred all of the Series B Preferred Stock to third parties. As long as the Series B Preferred Stock is outstanding, as well as our Series A Preferred Stock, dividend payments and repurchases or redemptions relating to certain equity securities, including our common stock, are also prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions.

        Our ability to pay dividends on our common stock is also limited by the terms of our Series A preferred stock, Series B preferred stock, and trust preferred securities issued by our subsidiaries East West Capital Trust I, East West Capital Trust II, East West Capital Statutory Trust III, East West Capital Trust IV, East West Capital Trust V, East West Capital Trust VI, East West Capital Trust VII and East West Capital Trust VIII. These securities are collectively referred to herein as "Trust Preferred Securities." Payments to investors in respect of the Trust Preferred Securities are funded by distributions on certain series of securities issued by us, with similar terms to the relevant series of Trust Preferred Securities, which we refer to as the "Junior Subordinated Securities." If we are not current in our payment of dividends on our Series A Preferred Stock, Series B Preferred Stock, or in our payment of interest on our subordinated securities or our Junior Subordinated Securities, we may not pay dividends on our common stock.

DESCRIPTION OF OUR CAPITAL STOCK

        The following summary does not describe every aspect of our capital stock and is therefore qualified in its entirety by reference to the relevant sections of our certificate of incorporation, as amended, including the certificates of designations creating each series of our preferred stock.

        As used in this section, the terms the "us," "we" or "our" refer to East West Bancorp, Inc. and not any of its subsidiaries.

General

        Our certificate of incorporation, as amended, authorizes the issuance of up to 205,000,000 shares of capital stock, consisting of 5,000,000 shares of preferred stock and 200,000,000 shares of common stock.

Preferred Stock

        As of March 31, 2010, 420,788 shares of our preferred stock were issued and outstanding, consisting of 85,741 Series A preferred shares, and 306,546 Series B preferred shares.

  Series A Preferred Stock

        In April 2008, we issued 200,000 shares of 8% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, with a liquidation preference of $1,000 per share. We received $194.1 million of additional Tier 1 qualifying capital, after deducting underwriting discounts, commissions and offering expenses. The Series A shares are quoted on the Over-the-Counter Bulletin board under the symbol "EWBCP.PK" on an exchange. The holders of the Series A preferred shares have the right at any time to convert each share of Series A preferred shares into 64.9942 shares of our common stock, plus cash in lieu of fractional shares. This represents an initial conversion price of approximately $15.39 per share of common stock or a 22.5% conversion premium based on the closing price of the Company's common stock on April 23, 2009 of $12.56 per share. On or after May 1, 2013, the Company will have the right, under certain circumstances, to cause the Series A preferred shares to be converted into shares of the Company's common stock. Dividends on the Series A preferred shares, if declared, will accrue and be payable quarterly in arrears at a rate per annum equal to 8% on the liquidation preference of $1,000 per share, on February 15, May 15, August 15 and November 15 of each year. Dividends are not cumulative. The Series A preferred shares are not redeemable by the holders or the Company and the holders of the Series A preferred shares have no preemptive rights. The holders of the Series A preferred shares also have no voting rights with respect to their shares unless dividends, once declared, have not been paid on the Series A preferred shares for six or more quarterly periods, whether or not consecutive, at which time a majority of the holders voting together as a class, at a special meeting called at the request of at least 20% of the holders, may elect two additional directors to the Board of Directors of the Company.

        The proceeds from this offering were used to augment the our liquidity and capital positions and reduce our borrowings. During July 2009, the Company exchanged 9,968,760 shares of the Company's common stock for 110,764 shares of the Company's 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A.

  Series B Preferred Stock

        On December 5, 2008, we issued 306,546 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, with a liquidation preference of $1,000 per share, all of remain outstanding as of the date of this prospectus. We received $306.5 million of additional Tier 1 qualifying capital from the U.S. Treasury by participating in the U.S. Treasury's Capital Purchase Program. The Series B preferred shares are not listed on an exchange and are senior to common stock and pari passu with existing preferred shares (including shares of our Series A preferred stock discussed above) other than preferred shares which by their terms rank junior to any existing preferred shares. The Series B preferred shares will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the investment date and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. For as long as any Series B preferred shares are outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Series B preferred shares, or common stock (other than in the case of pari passu preferred shares, in which case, dividends are paid on a pro rata basis with the Series B preferred shares), nor may the Company repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Series B preferred shares or common stock, unless all accrued and unpaid dividends for all past dividend periods on the Series B preferred shares are fully paid. Series B preferred shares are transferable by the U.S. Treasury at any time. The U.S. Treasury has no preemptive rights with respect to the Series B preferred shares. Subject to the approval of the Federal Reserve, the Series B preferred shares are redeemable by us at our option of the Company at 100% of liquidation preference (plus any accrued and unpaid dividends), provided, however, that the Series B preferred shares may be redeemed prior to the first dividend payment date falling after the third anniversary of the Closing Date (February 15, 2012) only if (i) we have raised aggregate gross proceeds in one or more Qualified Equity Offerings (as defined in the Stock Purchase Agreement) in excess of $76,636,500, and (ii) the aggregate redemption price does not exceed the aggregate net proceeds from such Qualified Equity Offerings. Except for certain specified transactions, Series B preferred shares shall be non-voting in nature. To date we have completed $192,500,000 in Qualified Equity Offerings.

        In connection with the Series B preferred shares offering, we also issued warrants to purchase 3,035,109 shares of common stock with an initial price of $15.15 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before December 5, 2018. As a result of the Qualified Equity Offerings conducted prior to December 31, 2009, the number of shares underlying the warrant has been reduced by half. As of December 31, 2009, the new share count of the warrant is 1,517,555. The warrants, and all rights under the warrants, are transferable.

  Series C Preferred Stock

        On November 6, 2009, we issued and sold 335,047 shares of our newly-authorized Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series C, par value $0.001 in a private placement with certain investors, several of whom were already our largest institutional stockholders, which raised a total of $500 million. The common stock sold represented 19.9% of the Company's common stock outstanding. The Series C Preferred Stock had a purchase price and liquidation preference of $1,000 per share. On March 25, 2010, at a special meeting of the stockholders, our stockholders voted to approve the issuance of 37,103,765 shares of our common stock upon conversion of the 335,047 shares of the Series C Preferred Stock. The Series C Preferred Stock was subsequently automatically converted into shares of our common stock on March 30, 2010, and, as a result, no shares of the Series C Preferred Stock remain outstanding.

Common Stock

        As of March 31, 2010, 147,556,132 shares of common stock were issued and outstanding. The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS

General

        The following discussion is a summary of certain provisions of California and federal law and regulations and Delaware corporate law, as well as our certificate of incorporation and bylaws, which may be deemed to have "anti-takeover" effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations and to our certificate of incorporation and bylaws. See "Where You Can Find More Information" to learn how to obtain a copy of these documents.

Business Combinations

        Our certificate of incorporation requires the approval of the holders of (i) at least two-thirds of our outstanding shares of voting stock and (ii) a majority of our outstanding shares of voting stock other than shares held by an "Interested Stockholder" (as defined therein) and our affiliates or associates to approve certain "Business Combinations" (as defined therein) involving an "Interested Stockholder" (as defined therein), except in cases where the proposed transaction has been approved in advance by two-thirds of those members of our Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the person became an Interested Stockholder.

        The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as defined therein), beneficially owns in the aggregate ten percent (10%) or more of the outstanding shares of voting stock of us, and any Affiliate or Associate of any such individual, corporation, partnership, or other person or entity. This provision of our certificate of incorporation applies to any "Business Combination," which is defined to include: (i) any merger or consolidation of us or any of our subsidiaries with or into any Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or in a series of related transactions) to any Interested Stockholder of assets of us or any subsidiary having a fair market value of $1 million or more; (iii) the issuance or transfer by us or any subsidiary (in one transaction or in a series of related transactions) of any securities of us or a subsidiary to a person who, immediately prior to such issuance or transfer, is an Interested Stockholder, where such equity securities have an aggregate fair market value of $1 million or more; (iv) the adoption of any plan or proposal for the liquidation or dissolution of us proposed by or on behalf of any Interest Stockholder or any Associate or Affiliate thereof; and (v) any reclassification of securities (including any reverse stock split) or recapitalization, or any merger or consolidation of us with any of our subsidiaries or any similar transaction, which has the effect of increasing the percentage of our outstanding shares which are directly or indirectly owned by an Interested Stockholder or any Associate or Affiliate thereof.

        Under Delaware law, absent this provision, business combinations, including mergers, consolidations, and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of our common stock and any other affected class of stock. The Increased Stockholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of stockholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of stockholders.

        As a Delaware corporation, we are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, which prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless: (a) prior to the business combination the corporation's board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation's officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) at or subsequent to the time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation's voting stock.

California and Federal Banking Law

        Federal law prohibits a person or group of persons "acting in concert" from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank or bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of any class of voting stock, or such lesser number of shares as may constitute control.

        Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the Commissioner has approved such acquisition of control. A person would be deemed to have acquired control of us if such person, directly or indirectly, has the power (i) to vote 25% or more of our voting power or (ii) to direct or cause the direction of the management and policies of us. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of our common stock would be presumed to control us.

 SELLING STOCKHOLDERS

        This prospectus covers 55,350,777 shares of our common stock consisting of 18,247,012 shares of our common stock and 37,103,765 shares of our common stock issued upon conversion of 335,047 shares of Series C Preferred Stock, which we sold and issued on November 6, 2009 in a private placement. The common stock was sold at a purchase price of $9.04 per share and the Series C Preferred Stock was sold at a purchase price of $1,000 per share. The Series C Preferred Stock was converted to common stock on March 30, 2010, following receipt of shareholder approval of the conversion. The private placement was made pursuant to investment agreements with several qualified institutional buyers and accredited investors. We agreed to file a registration statement covering the resale of common stock, including common stock into which the Series C Preferred Stock is convertible. The investors agreed not to sell any of the securities prior to May 6, 2010, which we refer to as the Restriction Date, except under certain limited circumstances. We are registering the securities on a Registration Statement on Form S-3, of which this prospectus forms a part. The securities are being registered to permit public secondary trading of the securities, and the selling stockholders may offer the securities for resale from time to time after the Restriction Date (subject to certain exceptions for release of restrictions) pursuant to this prospectus or a supplement to this prospectus.

        The table below reads as follows:

  •
  The first column lists the selling stockholders and other information regarding the stock ownership of each of the selling stockholders.

  •
  The second column lists the number of shares of common stock owned by each selling stockholder as of March 31, 2010, and includes (i) the shares of common stock purchased by the selling stockholder in the November 2009 private placement, (ii) the shares of common stock issued upon conversion of the Series C Preferred Stock on March 30, 2010, and (iii) any other shares of East West Bancorp, Inc. common stock held by the selling stockholder (none of which are being offered by this prospectus).

  •
  The third column lists the shares of common stock being offered under this prospectus by each of the selling stockholders.

  •
  The fourth column lists the shares of common stock owned following the offering pursuant to this prospectus and assumes the selling stockholders sell all the common stock offered by this prospectus.

  •
  The fifth column indicates the percentage of common stock to be owned by each selling stockholder after completion of the offering pursuant to this prospectus based on the number of shares of common stock outstanding as of March 31, 2010.

        The amounts set forth below are based upon information provided to us by representatives of the selling stockholders, or on our records, and are accurate to the best of our knowledge as of the date specified below. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus. We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

        With the exception of Peggy Cherng who is one of our directors, none of the selling stockholders has, or within the past three years has had, any position, office, or other material relationship with us.

        The majority of the newly issued shares in the November 6, 2009 private placement were issued to existing stockholders or to stockholders whose investments were under common control or management with existing stockholders.

Name of Selling Stockholder	Total of All Shares of Common Stock Owned by Holder	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Owned Post- Offering(1)	Percentage of Common Stock Owned Post- Offering(2)
American Airlines, Inc.(3)(4)	293,685	87,385	206,300	*
American Beacon Large Cap Value Fund(3)(4)	2,224,982	586,782	1,638,200	1.11%
American Funds Insurance Series—Global Growth Fund(3)(5)	1,002,174	1,002,174	0	*
American Funds Insurance Series—Global Small Capitalization Fund(3)(5)	1,819,709	1,148,909	670,800	*
Bay Pond Investors (Bermuda) L.P.(7)	1,790,994	1,447,293	343,701	*
Bay Pond Partners, L.P.(7)	4,955,321	4,411,999	543,322	*
Cherng Family Children's Trust dated November 11, 2002	553,097	553,709	0	*
Cherng Family Investments, LLC(8)	1,823,600	1,661,129	162,471	*
City of New York Deferred Compensation Plan-NYC 457/401K Small Cap Account(3)(9)	46,675	46,675	0	*
Corsair Access LLC(10)	11,180,785	11,180,785	0	*
Delaware Management Business Trust FBO Small Capitalization Value Equity Investments, a series of Consulting Group Capital Market Funds(3)(11)	134,985	108,085	26900	*
Delaware Small Cap Value fund, a series of Delaware Group Equity Funds V(3)(11)	396,023	319,123	76900	*
Delaware VIP Small Cap Series, a series of Delaware VIP Trust(3)(11)	846,536	679,736	166800	*
Evergreen Intrinsic Value fund(3)(4)	1,005,583	762,113	243,470	*
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund(6)	63,597	63,597	0	*
Fidelity Destiny Portfolios: Fidelity Advisor Capital Development Fund(6)	442,758	442,758	0	*
Fidelity Devonshire Trust: Fidelity Series All-Sector Equity Fund(6)	806,700	806,700	0	*
Fidelity Puritan Trust: Fidelity Balanced Fund(6)	1,286,860	1,286,860	0	*
First Opportunity Fund, Inc. (Nominee: Hare & Co.)(7)	490,270	490,270	0	*
Goodrich Corporate Master Trust(3)(4)	107,974	107,974	0	*
Harvest Glory Company Limited(12)	87,996	82,996	5,000	*
Ithan Creek Master Investors (Cayman) L.P.(7)	3,766,007	2,649,506	1,116,501	*
John Hancock Bank & Thrift Opportunity Fund(13)	1,014,336	1,014,336	0	*
John Hancock Financial Industries Fund(13)	901,843	901,843	0	*

Name of Selling Stockholder	Total of All Shares of Common Stock Owned by Holder	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Owned Post- Offering(1)	Percentage of Common Stock Owned Post- Offering(2)
John Hancock Regional Bank Fund(13)	1,847,524	1,847,524	0	*
John Hancock Funds III Small Cap Opportunities Fund(13)	3,728	3,728	0	*
John Hancock Mid Cap Equity Fund(13)	33,220	33,220	0	*
John Hancock Small Cap Equity Fund(13)	591,626	591,626	0	*
LVIP Wells Fargo Intrinsic Value Fund(3)(4)	355,965	355,965	0	*
Manulife U.S. Mid Cap Fund(13)	32,026	32,026	0	*
Master Yield Limited(12)	281,763	276,763	5,000	*
MFC GIM U.S. Small-Mid Cap Fund(13)	3,697	3,697	0	*
Northern Multi-Manager Large Cap Fund(3)(4)	156,307	112,997	43,310	*
NTCC—Met West LCV FD AFEBT(4)	192,731	116,211	76,520	*
Pacific Summit Properties, LLC(14)	229,433	221,433	8,000	*
SMALLCAP World Fund, Inc.(3)(5)	9,927,564	8,143,964	1,783,600	1.21%
T. Rowe Price Financial Services Fund, Inc.(3)(9)	222,104	222,104	0	*
T. Rowe Price Institutional Small-Cap Stock Fund(3)(9)	85,215	85,215	0	*
T. Rowe Price New Horizons Fund, Inc.(3)(9)	1,206,758	1,206,758	0	*
T. Rowe Price New Horizons Trust(3)(9)	72,308	72,308	0	*
T. Rowe Price Personal Strategy Balanced Fund(3)(9)	18,903	18,903	0	*
T. Rowe Price Personal Strategy Balanced Portfolio(3)(9)	2,350	2,350	0	*
T. Rowe Price Personal Strategy Growth Fund(3)(9)	18,903	18,903	0	*
T. Rowe Price Personal Strategy Income Fund(3)(9)	7,583	7,583	0	*
T. Rowe Price Small Cap Stock Trust(3)(9)	39,092	39,092	0	*
T. Rowe Price Small-Cap Stock Fund, Inc.(3)(9)	1,462,443	1,462,443	0	*
T. Rowe Price Small-Cap Value Fund, Inc.(3)(9)	3,447,290	553,230	2,894,060	1.96%
T. Rowe Price U.S. Equities Trust(3)(9)	17,838	2,934	14,904	*
TD Mutual Funds—TD U.S. Small Cap Equity Fund(3)(9)	6,086	6,086	0	*
The Bank of East Asia (Nominees) LTD., H.K.N/A(15)	1,606,945	1,106,945	500,000	*
Top Elite Company Limited(12)	87,996	82,996	5,000	*
Traveluck Investments Inc.(12)	115,772	110,772	5,000	*
Valic Company I—Small-Cap Fund(3)(9)	19,224	19,224	0	*
Variable Insurance Products Fund II: Contrafund Portfolio(6)	1,828,086	1,828,086	0	*
Wells Fargo & Company Master Pension Trust(3)(4)	155,230	84,570	70,660	*

Name of Selling Stockholder	Total of All Shares of Common Stock Owned by Holder	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Owned Post- Offering(1)	Percentage of Common Stock Owned Post- Offering(2)
Wolf Creek Investors (Bermuda) L.P.(7)	688,643	688,643	0	*
Wolf Creek Partners, L.P.(7)	828,768	828,768	0	*
York Capital Management, L.P.(16)	899,175	899,828	0	*
York Global Value Master Fund, L.P.(16)	118,331	118,416	0	*
York Investment Master Fund, L.P.(16)	1,533,670	1,534,784	0	*
York Select, L.P.(16)	400,295	400,586	0	*
York Select Master Fund, L.P.(16)	367,061	367,328	0	*

*
Represents less than 1%.

(1)
Assumes that each selling stockholder will sell all shares offered by it under this prospectus. Any values contained in this column represent shares owned by the selling stockholder that are not being offered pursuant to this prospectus.

(2)
This number represents the percentage of common stock to be owned by the selling stockholder after completion of the offering pursuant to this prospectus and based on the number of shares of common stock outstanding as of March 31, 2010. See the corresponding number of shares in the column titled "Shares of Common Stock Owned Post-Offering."

(3)
This selling security holder is a registered broker-dealer or affiliate of a registered broker-dealer, as indicated below.

(4)
(i) American Airlines, Inc, (ii) American Beacon Large Cap Value Fund, (iii) Evergreen Intrinsic Value Fund, (iv) Goodrich Corporate Master Trust, (v) LVIP Wells Fargo Intrinsic Value Fund, (vi) Northern Multi-Manager Large Cap Fund, (vii) Northern Multi-Manager Large Cap Fund, (viii) NTCC-Met West LCV FD AFEBT and (ix) Wells Fargo & Company Master Pension Trust are all managed by Metropolitan West Capital Management, LLC, a California limited liability company ("Met West"), an investment adviser registered under the Investment Advisers Act of 1940, as amended. Howard Gleicher, CEO and CIO of Met West, is the natural person who has power to vote or dispose of the securities held by these selling stockholders. Wells Fargo & Company, an affiliate of Metropolitan West Capital Management, LLC, ("MetWest Capital"), is a global financial institution with many affiliates which may or may not be broker-dealers. However, these affiliated relationships are not material to the advisory services that MetWest Capital provides to its clients. MetWest Capital hereby certifies that the registerable securities were purchased in the ordinary course of business, and at the time of the purchase of the registerable securities to be resold, MetWest Capital had no agreements or understandings, directly or indirectly, with any person to distribute the registerable securities.

(5)
Each of (i) SMALLCAP World Fund, Inc. ("SMALLCAP"), through its nominee Clipperbay & Co., (ii) American Funds Insurance Series—Global Small Capitalization Fund (VISC), through its nominee Piping & Co., and (iii) American Funds Insurance Series—Global Growth Fund (VIGL), through its nominee Greatview & Co., is an investment company registered under the Investment Company Act of 1940. Capital Research and Management Company, or "CRMC", an investment adviser registered under the Investment Advisers Act of 1940, is the investment adviser to SMALLCAP, VISC and VIGL. CRMC provides investment advisory services to SMALLCAP and VISC through its division Capital Research Global Investors, or CRGI, and to SMALLCAP and VIGL through its division Capital World Investors, or CWI. In that capacity, CRGI or CWI, as applicable, may be deemed to be the beneficial owner of the shares held by SMALLCAP, VISC or VIGL. Each of CRGI and CWI, however, disclaims such beneficial ownership.

  CRMC, the investment adviser to the purchaser, has a wholly owned subsidiary that is a FINRA member, the sole function of which is to act as principal underwriter and distributor of mutual funds.

(6)
Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of            9,428,001 shares of the Common Stock outstanding of EAST WEST BANCORP ("the Company") as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 9,428,001 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(7)
(i) Bay Pond Investors (Bermuda) L.P., (ii) Bay Pond Partners, L.P., (iii) Ithan Creek Master Investors (Cayman) L.P., (iv) Wolf Creek Investors (Bermuda) L.P. and (v) Wolf Creek Partners, L.P., and (vi) First Opportunity Fund, Inc., through its nominee, Hare & Co., are managed by Wellington Management Company, LLP ("Wellington"), an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(8)
Cherng Family Investment LLC is managed by Peggy Tsiang Cherng. Ms. Cherng has decision making and voting and investment power over all shares held by this entity. Includes 162,471 shares of common stock held by Ms. Cherng, 20,000 shares of which Ms. Cherng has the right to acquire within 60 days of the date hereof upon exercise of stock options.

(9)
(i) City of New York Deferred Compensation Plan—NYC 457/401K Small Cap Account, (ii) T. Rowe Price Personal Strategy Balanced Portfolio, (iii) T. Rowe Price Financial Services Fund, Inc., (iv) T. Rowe Price Institutional Small-Cap Stock Fund, (v) T. Rowe Price New Horizons Fund, Inc. (vi) T. Rowe Price New Horizons Trust, (vii) T. Rowe Price Personal Strategy Balanced Fund, (viii) T. Rowe Price Personal Strategy Growth Fund, (ix) T. Rowe Price Personal Strategy Income Fund, (x) T. Rowe Price Small-Cap Stock Trust, (xi) T. Rowe Price Small-Cap Stock Fund, Inc., (xii) T. Rowe Price Small-Cap Value Fund Inc., (xiii) T. Rowe Price U.S. Equities Trust, (xiv) TD Mutual Funds—TD U.S. Small Cap Equity Fund, and (xv) Valic Company I—Small-Cap Fund. Each of the foregoing entities are managed by T. Rowe Price Associates, Inc. ("Price Associates") an investment adviser registered under the Investment Advisers Act of 1940, as amended. Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that is, in fact, the beneficial owner of such securities. As an investment adviser with a fiduciary responsibility to its clients, Price Associates analyzes the proxy statements of issuers whose stock is owned by the investment companies that it sponsors and serves as investment adviser. Price Associates also is involved in the proxy process on behalf of its institutional and private counsel clients who have requested such service. The T. Rowe Price Proxy Committee develops the firm's positions on all major corporate and social responsibility issues, creates guidelines, and oversees the voting process. The Proxy Committee, composed of portfolio managers, investment operations managers, and internal legal counsel, analyzes proxy policies based on whether they would adversely affect shareholders' interests and make a company less attractive to own. Once the Proxy Committee establishes its recommendations, they are distributed to the firm's portfolio managers as voting guidelines. Ultimately, the portfolio manager decides how to vote on the proxy proposals of companies in his or her portfolio. The portfolio managers for the funds and accounts are Gregory McCrickard for accounts (ii), (iv), (vii), (viii), (ix), (x), (xi), (xiv), and (xv); Henry Ellenbogen for accounts (i), (v), (vi), and (xiii); Jeffrey Arricale for (iii); and Preston G. Athey for (xii). T. Rowe Price Investment Services, Inc. ("TRPIS"), a registered broker-dealer, is a subsidiary of Price Associates, the investment adviser to accounts (i)—(xv) identified in this footnote. TRPIS was formed primarily for the limited purpose of acting as the principal underwriter of shares of the T. New Horizons Fund, Inc. as well as other funds in the T. Rowe Price fund family. TRPIS does not engage in underwriting or market-making activities involving individual securities.

(10)
Corsair Access LLC is managed by Corsair III Management L.P., its Managing Member by Corsair Capital LLC, its General Partner ("Corsair"). D.T. Ignacio Jayanti is the President of Corsair and is the natural person who has power to vote or dispose of the securities held by this selling stockholder.

(11)
(i) Delaware Management Business Trust FBO Small Capitalization Value Equity Investments, a series of Consulting Group Capital Markets Funds, (ii) Delaware Small Cap Value Fund , a series of Delaware Group Equity Funds V, and (iii) Delaware VIP Small Cap Series A, a series of Delaware VIP Trust are each managed by Christopher S. Beck, Senior Vice President/Senior Portfolio Manager. Mr. Beck is the natural person who has power to vote or dispose of the securities held by these selling stockholders. Delaware Distributors, L.P. ("DDLP"), an affiliated broker dealer of Delaware Management Business Trust ("DMBT"), is a limited purpose broker-dealer that mainly serves as the Distributor of the Delaware Investments Family of Funds. DDLP and DMBT's ultimate parent is Macquarie Bank Limited. Certain "non-Delaware" affiliates of Macquarie Bank Limited in the Macquarie Group are also registered broker-dealers.

  Delaware Management Business Trust did not purchase the registrable securities in the ordinary course of business, and at the time of the purchase of the registrable securities to be resold, Delaware Management Business Trust had no agreements or understandings, directly or indirectly, with any person to distribute the registrable securities.

(12)
(i) Harvest Glory Company Limited, (ii) Master Yield Limited, (iii) Top Elite Company Limited and (iv) Traveluck Investments Inc. are affiliates of Gaw Capital Partners. Any one of Goodwin Gaw, Kenneth Gaw or Rossana Gaw of Gaw Capital Partners are the natural persons who have power to vote or dispose of the securities held by these selling stockholders. Includes 20,000 shares of common stock held in the aggregate by Gaw Capital Partners or its affiliates on behalf of the foregoing entities. These shares are not being offered pursuant to this prospectus.

(13)
(i) John Hancock Bank & Thrift Opportunity Fund, (ii) John Hancock Financial Industries Fund, (iii) John Hancock Regional Bank Fund, (iv) John Hancock Funds III Small Cap Opportunities Fund, (v) John Hancock Small Cap Equity Fund, (vi) John Hancock Mid Cap Equity Fund, (vi) MFC GIM US Small-Mid Cap Fund, and (vii) Manulife U.S. Mid Cap Fund. Each of the aforementioned funds are managed by MFC Global Investment Management (US) LLC, which has investment power over the shares purchased by each of these companies. Lisa Welch and Susan Curry are the Portfolio Managers of funds (i)—(iii) identified above and Dan Cole, Chris O'Brien and Rob Shea are the Portfolio Managers of the funds (iv)-(viii) identified above (collectively, "Portfolio Managers"). The Portfolio Managers have power to vote or dispose of the securities held by these selling stockholders. Includes 53,040 shares of common stock held in the aggregate by MFC Global Investment Management (US) LLC or its affiliates on behalf of foregoing entities. These shares are not being offered pursuant to this prospectus.

(14)
Pacific Summit Properties LLC, is a California limited liability Company. Mr. Robert Yu is the managing member and is the natural person who has power to vote or dispose of the securities held by this selling stockholder. Includes 8,000 shares of common stock held by Robert Yu or his affiliates. These shares are not being offered pursuant to this prospectus.

(15)
The Bank of East Asia, Limited, through its nominee, The Bank of East Asia (Nominees) Ltd., H.K.N/A is a Hong Kong based investment fund. Mr. Samson K.C. Li, the Deputy Chief Executive & Chief Investment Officer of The Bank of East Asia, Hong Kong, is the natural person who has power to vote or dispose of the securities held by this selling stockholder. Includes 500,000 shares of common stock held by The Bank of East Asia, Limited or its affiliates. These shares are not being offered pursuant to this prospectus.

(16)
York Capital Management Global Advisors, LLC, a New York limited liability company, exercises investment discretion over (i) York Capital Management, L.P., (ii) York Global Value Master Fund, L.P., (iii) York Investment Master Fund, L.P., (iv) York Select Master Fund, L.P., and (v) York Select, L.P. and accordingly has the power to vote or dispose of the securities held by these selling stockholders.

PLAN OF DISTRIBUTION

        We are registering the common stock issued to the selling stockholder to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the common stock. We will bear all fees and expenses incident to our obligation to register the common stock.

        The selling stockholders and their successors, including their transferees, may sell all or a portion the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The securities may be sold in one or more transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Select Market in the case of the common stock;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or services or in the over-the-counter market;

  •
  through the writing or settlement of options or other hedging transactions,, whether the options are listed on an options exchange or otherwise;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        In addition, any securities that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act or under Section 4(1) under the Securities Act may be sold under such rules rather than pursuant to this prospectus, subject to any restriction on transfer contained in the Investment Agreements.

        Following the Restriction Date (subject to certain exceptions for release of restrictions), the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. Also following the Restriction Date (subject to certain exceptions for release of restrictions), the selling stockholders may also sell short the securities and deliver common stock to close out short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC. The selling stockholders also may transfer and donate the Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The aggregate proceeds to the selling stockholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

        In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale; but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

        In offering the securities covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling stockholders who are "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities are registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the securities pursuant to this prospectus and to the activities of the selling stockholders. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

        There can be no assurance that any selling stockholder will sell any or all of the common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

        We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

 LEGAL MATTERS

        The validity of the common stock and certain other legal matters relating to the offering will be passed upon for us by Douglas P. Krause, General Counsel of East West Bancorp, Inc. Mr. Krause holds shares of our common stock and options to purchase shares of our common stock.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009 have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. The audit report covering December 31, 2009 consolidated financial statements contains an explanatory paragraph that states that our report on the consolidated financial statements refers to changes in 2009 in East West Bancorp, Inc.'s method of recognition and presentation of other-than-temporary impairments. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of East West Bancorp, Inc. as of December 31, 2008, and for the years ended December 31, 2008 and 2007, incorporated in this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$72,497
Legal fees and expenses	$50,000
Accounting fees and expenses	$22,000
Miscellaneous expenses	$5,000

Total Expenses	$149,497

Item 15.    Indemnification of Directors and Officers.

        East West Bancorp, Inc. is incorporated under the Delaware General Corporation Law (DGCL). Section 102 of the DGCL, allows a corporation to eliminate the personal liability of directors of a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

        Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial determination that such person is fairly and reasonably entitled to indemnity to the corporation and to its creditors in the event of its dissolution or insolvency at any time within 6 years after paying such unlawful dividend if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

        Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable to the corporation and to its creditors for such actions in the event of the corporation's dissolution or insolvency at any time within 6 years after paying such unlawful dividend, stock purchase or redemption. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        East West Bancorp, Inc.'s Certificate of Incorporation provides that it shall indemnify to the maximum extent permitted by law its directors and executive officers. East West Bancorp, Inc. may pay in advance any expenses (including attorney's fees) which may become subject to indemnification if the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that the person is not entitled to indemnification. The indemnification and advance payment shall continue as to a person who has ceased to be a director or executive officer and shall inure to the person's heirs, executors and administrators. East West Bancorp, Inc. may purchase and maintain insurance on behalf of any person who is or was a director or executive officer, against any liability asserted against the person and incurred by the person in any such position, or arising out of the person's status as such.

        East West Bancorp, Inc.'s bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because he or she is or was a director or executive officer of East West Bancorp, Inc., shall be indemnified and held harmless by East West Bancorp, Inc. to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorney's fees) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to executors and administrators. If a claim is not paid in full by East West Bancorp, Inc., within thirty days after a written claim has been received, the claimant may at any time thereafter bring suit against East West Bancorp, Inc. to recover the unpaid amount of the claim.

Item 16.    Exhibits

EXHIBIT NUMBER	DESCRIPTION
3.1	Certificate of Incorporation of the Company (incorporated by reference from the Company's Registration Statement on Form S-4 filed with the Commission on September 17, 1998 (File No. 333-63605)).
3.2
Certificate of Amendment to Certificate of Incorporation of the Company (incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Commission on March 28, 2003 (File No. 000-24939)).
3.3
Amendment to the Certificate of Incorporation of the Company (incorporated by reference from the Company's Definitive Proxy Statement on Schedule 14A filed with the Commission on April 15, 2005 (File No. 000-24939)).
3.4
Certificate of Amendment to Certificate of Incorporation of the Company (incorporated by reference from Exhibit A of the Company's Definitive Proxy Statement on Schedule 14A filed with the Commission on April 24, 2008 (File No. 000-24939)).
3.5	Bylaws of the Company (incorporated by reference from the Company's Registration Statement on Form S-4 filed with the Commission on September 17, 1998 (File No. 333-63605)).

EXHIBIT NUMBER	DESCRIPTION
3.6	Amended and Restated Bylaws of the Company dated May 29, 2008 (incorporated by reference from the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2008 (File No. 000-24939)).
4.1	Specimen Common Stock Certificate of the Company (incorporated by reference from the Company's Registration Statement on Form S-4 filed with the Commission on September 17, 1998 (File No. 333-63605)).
4.2
Certificate of Designations of Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series C (incorporated by reference from the Company's Current Report on Form 8-K, filed with the Commission on November 12, 2009 (File No. 000-24939)).
4.3
Registration Rights provisions contained in Section 4.9 of the Form of Investment Agreement, dated as of November 5, 2009, among the Company and the selling stockholders (incorporated by reference from the Company's Current Report on Form 8-K, filed with the Commission on November 12, 2009 (File No. 000-24939)).
4.4	Warrant to purchase up to 3,035,109 shares of Common Stock (Incorporated by reference from Registrant's Current Report on Form 8-K, filed with the Commission on December 9, 2008).
5.1	Opinion of General Counsel of the Company*
23.1	Consent of KPMG LLP*
23.2	Consent of Deloitte & Touche LLP*
23.3	Consent of General Counsel of the Company (included in Exhibit 5.1 filed herewith)
24.1	Powers of Attorney (included in the signature pages to the Registration Statement)

*
Filed herewith.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

          (2)   That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

              (i)  each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

    The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pasadena, State of California, on April 2, 2010.

EAST WEST BANCORP, INC.
By:	/s/ DOUGLAS P. KRAUSE Douglas P. Krause Executive Vice President and General Counsel

Power of Attorney and Signatures

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the directors and/or officers of East West Bancorp, Inc. whose signature appears below hereby appoints Irene H. Oh and Douglas Krause, and each of them severally, as such director's or officer's attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this Registration Statement on Form S-3, making such changes in the Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as directors and/or officers to enable East West Bancorp, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

Signature	Title	Date

/s/ JULIA GOUW Julia Gouw	President Chief Operating Officer, Director	April 2, 2010
/s/ IRENE H. OH Irene H. Oh	Executive Vice President and Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)	April 2, 2010
/s/ DOMINIC NG Dominic Ng	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	April 2, 2010
/s/ RUDOLPH I. ESTRADA Rudolph I. Estrada	Director	April 2, 2010
/s/ ANDREW S. KANE Andrew S. Kane	Director	April 2, 2010

Signature	Title	Date

/s/ PEGGY T. CHERNG Peggy T. Cherng	Director	April 2, 2010
/s/ JOHN LEE John Lee	Director	April 2, 2010
/s/ HERMAN Y. LI Herman Y. Li	Director	April 2, 2010
/s/ KEITH W. RENKEN Keith W. Renken	Director	April 2, 2010
/s/ JACK C. LIU Jack C. Liu	Director	April 2, 2010

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
3.1	Certificate of Incorporation of the Company (incorporated by reference from the Company's Registration Statement on Form S-4 filed with the Commission on September 17, 1998 (File No. 333-63605)).
3.2
Certificate of Amendment to Certificate of Incorporation of the Company (incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Commission on March 28, 2003 (File No. 000-24939)).
3.3
Amendment to the Certificate of Incorporation of the Company (incorporated by reference from the Company's Definitive Proxy Statement on Schedule 14A filed with the Commission on April 15, 2005 (File No. 000-24939)).
3.4
Certificate of Amendment to Certificate of Incorporation of the Company (incorporated by reference from Exhibit A of the Company's Definitive Proxy Statement on Schedule 14A filed with the Commission on April 24, 2008 (File No. 000-24939)).
3.5	Bylaws of the Company (incorporated by reference from the Company's Registration Statement on Form S-4 filed with the Commission on September 17, 1998 (File No. 333-63605)).
3.6	Amended and Restated Bylaws of the Company dated May 29, 2008 (incorporated by reference from the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2008 (File No. 000-24939)).
4.1	Specimen Common Stock Certificate of the Company (incorporated by reference from the Company's Registration Statement on Form S-4 filed with the Commission on September 17, 1998 (File No. 333-63605)).
4.2
Certificate of Designations of Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series C (incorporated by reference from the Company's Current Report on Form 8-K, filed with the Commission on November 12, 2009 (File No. 000-24939)).
4.3
Registration Rights provisions contained in Section 4.9 of the Form of Investment Agreement, dated as of November 5, 2009, among the Company and the selling stockholders (incorporated by reference from the Company's Current Report on Form 8-K, filed with the Commission on November 12, 2009 (File No. 000-24939)).
4.4	Warrant to purchase up to 3,035,109 shares of Common Stock (Incorporated by reference from Registrant's Current Report on Form 8-K, filed with the Commission on December 9, 2008).
5.1	Opinion of General Counsel of the Company*
23.1	Consent of KPMG LLP*
23.2	Consent of Deloitte & Touche LLP*
23.3	Consent of General Counsel of the Company (included in Exhibit 5.1 filed herewith)
24.1	Powers of Attorney (included in the signature pages to the Registration Statement)

*
Filed herewith.